Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been submitted to the Commission with the confidential treatment request.


                                                                    EXHIBIT 99.1

                                   AGREEMENT

This Agreement is made on July 23, 1997 by and between Nidek Co., Ltd. (hereafter NIDEK) with its business address at 34-14 Maehama Hiroishicho Gamagori, Aichi 443, Japan and EyeSys Technologies, Inc. (hereafter EYESYS) with its business address at 2776 Bingle Road, Houston, Texas 77055, USA.

It is the goal of EYESYS and NIDEK to have a mutually profitable relationship with each of the Agreements below. Therefore, if either party feels the other is not acting in good faith to maintain these Agreements than upon appropriate written notification, further negotiation will be anticipated to resolve terms to mutual satisfaction. Each of the three Agreements (I, II, III) below is independent from the others with defined terms specific only to their respective projects.

I. SIMPLE CORNEAL TOPOGRAPHY OEM AGREEMENT

1) EYESYS will exclusively manufacture a simple tabletop corneal topography (CT) unit under NIDEK'S name as an OEM agreement with NIDEK maintaining exclusive worldwide distribution rights, including the U.S., for this product. This product will exclusively use EYESYS software. If necessary to satisfy the needs of a few specific customers for some custom enhancements, EYESYS will develop optional accessory software at a reasonable cost in a timely manner upon a reasonable request from NIDEK. However, under this circumstance, if optional accessory software development cannot be mutually agreed upon, NIDEK may have option to develop its own optional accessory software with final approval of software quality from EYESYS. Additionally in this case, EYESYS will disclose necessary information to NIDEK to interface NIDEK'S own software with EYESYS software. The term of this Agreement will be for six years after the date of first production delivery. As conditions to this Agreement NIDEK and EYESYS agree to the following:





                                      [*]






   EYESYS will pay for freight, insurance, import duty and customs brokerage charge for these parts from Japan to Houston in bulk orders. There will be no charge for the parts themselves.




                                      [*]

                                      [*]






   Please refer to the enclosed diagram to envision the product concept.










                                      [*]










      - EYESYS agrees to adjusting above prices when there is more than a 10% fluctuation in the Japanese Yen to U.S. dollar ratio up or down from date of this Agreement (currently 112Y to $1). EYESYS and NIDEK will split the additional cost over the 10% level equally due to these fluctuations up or down.



                                      [*]



      - NIDEK will pre-order first 100 units by September 15, 1997. Payment schedule for this first order with conditions completed will be:

      September 15, 1997       $100,000   Completion of product specification
      October 25, 1997         $100,000   Delivery of prototype system to AAO
      February, 1998           $270,000   Net 30 days after delivery of 100
                                          units and received in accordance
                                          with NIDEK'S incoming inspection

                                      [*]





7) Additional advanced software packages will be available only through EYESYS distributors, since unit will have a parallel port to connect to a PC allowing for full corneal topography software capability to customers.

8) The NIDEK label will be the only name on the external housing and hardware, but when the unit is turned on both the NIDEK name and EYESYS name will appear on the color LCD screen and both names will print with the printed hardcopy outputs.

9) NIDEK will pay EYESYS a payment of $990,000 USD for an exclusive distribution right for this simple corneal topography unit. The following payment schedule is mandatory on date stated below unless condition is specified:

      July 31, 1997         $100,000
      October 25, 1997      $250,000    Upon completion of prototype
      January 1, 1998       $250,000    Approval of production model by NIDEK
      April 20, 1998        $390,000*

      * Payment will be reduced by a penalty of $40,000 for each month the start of production delivery is delayed following February, 1998 provided such delay is not attributed to NIDEK.

II.  EXCLUSIVE DISTRIBUTION RIGHT FOR COMBINATION AR/CT

1) EYESYS will provide NIDEK with an exclusive distribution right for our corneal topography design in a Combination Auto-Refractor/Corneal Topography unit which NIDEK will manufacture and distribute worldwide, including the U.S. NIDEK agrees to use exclusively EYESYS software for this product. Our current non-exclusive Agreement dated June 1, 1995 will be considered amended to include such mutually exclusive terms. The term of this Agreement will be 10 years under the condition that NIDEK will use its best effort in selling this product over this time.

2) NIDEK will pay for EYESYS software in the Combination AR/CT unit as agreed to in the LICENSE AGREEMENT dated June, 1, 1995.

3) NIDEK will pay EYESYS a $500,000 USD fee for exclusive distribution right of this Combination AR/CT unit with payment schedule below:

      July 31, 1997    $200,000
      August 31, 1997  $300.000

III.  EXCLUSIVE DISTRIBUTION RIGHT FOR HANDHELD CT IN JAPAN AND FRANCE

1) EYESYS provides NIDEK with the exclusive right to sell its new Handheld Corneal Topography product in Japan and in France. The term of this right will be for 10 years under condition that NIDEK will use best efforts in selling this product over this time.

2) NIDEK will pay EYESYS a $300,000 USD fee for this exclusive distribution right with payment schedule below:

      July 31, 1997        $200,000
      August 31. 1997      $ 50,000
      January 1, 1998      $ 50,000

3) EYESYS will begin delivery of the Handheld CT product to NIDEK by the end of January, 1998. If EYESYS fails to deliver this product in January, 1998, then EYESYS will credit NIDEK $12,000 for each month delivery is delayed. This credit will be applied to NIDEK purchases of the Handheld CT units.

4) EYESYS will pay NIDEK a royalty of 1.5% of net sales of this Handheld CT unit sold to all other distributors for the first $50,000,000 of sales resulting in a total royalty amount of $750,000 USD. Royalty payments will be made at the end of each quarter beginning with December 31, 1997.

   GENERAL CONDITIONS

5) Renewals:

      Upon completion of the term of each Agreement above between EYESYS and NIDEK, each Agreement can be renewed taking into account the market conditions at such time under the similar terms of each current Agreement with no additional fee of distribution right anticipated.

6) Limitation:

      EYESYS intends to provide its own corneal topography products in a manner that minimizes market interference with the NIDEK products above. EYESYS will discuss with NIDEK, and vice versa, any new plans to develop corneal topography products to assure EYESYS' and NIDEK'S mutual approval in reducing product interference. NIDEK will have sole right to select or change distributors in all countries, including U.S., for products in Agreements I and II.

7) Assignment:
      If EYESYS is acquired or merges with another company, the surviving company will assume all rights and obligations of these Agreements.

8) Other:

      Other conditions for each of the above Agreements (I,II, III) will be subject to the following Articles from the EXCLUSIVE DISTRIBUTOR AGREEMENT dated June 1, 1995 as specified below:

             ARTICLE                                                 AGREEMENT
   Article 5 (Additional Obligations of NIDEK)                       I, II, III
   Article 6 (Additional Obligations of EYESYS)                 I (6.2 & 6.3 only) III.
   Article 9 (Warranty)                                                I, III
   Article 10 (Out of Warranty Repair and Service Support)             I, III
   Article 11 (Intellectual Property Infringement Indemnity)  I, II (software only), III
   Article 13 (Proprietary Rights)                                   I, II, III
   Article 14 (Trademarks)                                           I, II, III
   Article 15 (Limitation of Liability)*                             I, II, III
   Article 16 (Compliance with Laws)                                 I, II, III
   Article 17 (Miscellaneous)                                        I, II, III

   *Limitation of Liability Article for each respective Agreement (I, II, III) will be limited to the amount of exclusive distribution right payment received by EYESYS to the date of any such Liability not to exceed the limits of $990,000, $500,000 and $300,000, respectively for each of the Agreements I, II, and III.


In order to execute this Agreement and each of the included Agreements the authorized representatives of both companies will sign and date below:


___________________________________    ______________________________________
Joe S. Wakil, MD                       Hideo Ozawa
Chairman, EyeSys Technologies, Inc.    President, Nidek Co., Ltd.


___________________________________    ______________________________________
Date                                   Date